Exhibit 10.98

SETTLEMENT AGREEMENT

This Settlement Agreement is entered into on February 10, 2006 between Castle Creek Technology Partners LLC (“CC”) and Path 1 Network Technologies Inc. (“Path 1”). CC holds 492,307 shares of Path 1’s Series B 7% Convertible Preferred Stock (“Series B Preferred Stock”) and 246,154 Path 1 common stock warrants, acquired pursuant to a Securities Purchase Agreement dated April 26, 2005 among Path 1, CC and others (the “Purchase Agreement”). This Settlement Agreement relates to Path 1’s December 6, 2005 financing transactions (the “Transactions”) with Laurus Master Fund Ltd. (“Laurus”), pursuant to which Path 1 issued to Laurus (i) a Secured Convertible Note in the principal amount of $2,100,000 (the “Laurus Note”), which Note is convertible into shares of Common Stock at a fixed conversion price equal to $2.6316, and (ii) Warrants for the purchase of shares of Common Stock (the “Laurus Warrants”), which Warrants have an exercise price equal to $2.89 per share. Under the Laurus Note Path 1 must, in certain circumstances, make scheduled payments of principal and interest in shares of Common Stock. Any shares of Common Stock that may in the future be issued by Path 1 to Laurus or Laurus’ assignees (i) upon conversion of the Laurus Note and (ii) as payment of principal or interest then due with respect to the Laurus Note are collectively referred to herein as the “Laurus Shares”, and together with any shares of Common Stock that may in the future be issued by Path 1 to Laurus or Laurus’ assignees upon exercise of the Laurus Warrants (the “Laurus Warrant Shares”), the Laurus Note and the Laurus Warrants, the “Laurus Securities”. On January 13, 2006, CC filed a lawsuit (Castle Creek Technology Partners LLC vs. Path 1 Network Technologies Inc., No. 06 CH 00891 (Cook County, Illinois, Circuit Court, Chancery Division) against Path 1 (the “Lawsuit”).

1. CC, on its own behalf and as the holder of a majority of Path 1’s outstanding Series B Preferred Stock and as the holder of a majority in interest of the outstanding Registrable Securities (on an as-converted/as-exercised basis, as defined in the Purchase Agreement), hereby

(a) Consents under Section 10 of Path 1’s Series B Preferred Stock’s certificate of designations (the “Certificate”) to the consummation of the Transactions and the issuance of the Laurus Securities (including, without limitation, any Laurus Shares and Laurus Warrant Shares issued in the future). It is understood that, if and to the extent the consummation of the Transactions and the issuance of the Laurus Securities require the consent of a majority of the Series B Preferred Stock pursuant to the Certificate, this Settlement Agreement shall constitute such consent. This consent is subject to Section 4(a) below.

(b) Waives, pursuant to Section 8.3 of the Purchase Agreement any application of Section 3.7 of the Purchase Agreement to the Transactions and to the issuance of the Laurus Securities (including, without limitation, any Laurus Shares and Laurus Warrant Shares issued in the future). It is understood that, if and to the extent the consummation of the Transactions and the issuance of the Laurus Securities require the consent of a majority in interest of the outstanding Registrable Securities (on an as-converted/as-exercised basis, as defined in the Purchase Agreement) pursuant to the Purchase Agreement, this Settlement Agreement shall constitute such consent. This waiver is subject to Section 4(a) below.

(c) Waives and renounces any antidilution adjustments to which CC (or CC’s assignees) may be entitled pursuant to CC’s Series B Preferred Stock and related warrants (“Preferred Securities”) to the extent (and only to the extent) that such antidilution adjustments are or may in the future be triggered by any of:

(i) the consummation of the Transactions and the issuance of the Laurus Securities (including, without limitation, any Laurus Shares and Laurus Warrant Shares issued in the future);

(ii) the extension of the new rights described herein to any of the other holders of Preferred Securities;

(iii) the issuance of any new Path 1 securities to any of the other holders of Preferred Securities pursuant to the terms and conditions hereof; and

(iv) the potential or actual issuance of any new Path 1 securities to any holders of other Path 1 derivative securities by virtue of any antidilution adjustments occurring as a result of (i), (ii) or (iii) above.

This waiver and renunciation are subject to Section 4(a) below. Moreover, in the event that a material amendment, modification or supplement is made in or to a contract with or for the benefit of Laurus (or its assignees) relating to the Transactions, without CC’s prior written consent, then this antidilution waiver shall not apply from and after the time of such material amendment, modification or supplement with regard to any issuance above and beyond issuances that would have been called for by the Transactions documents as they stood immediately before such material amendment, modification or supplement.

2. Path 1 agrees that Path 1 shall no later than March 1, 2006 pay, and thereafter, so long as CC continues to hold any Series B Preferred Stock, shall pay on each July 27 and January 27 an amount equal to all then-accrued dividends on the Series B Preferred Stock held by CC on such respective dates. Such payments are settlement payments and are not in fact dividends; however, CC hereby waives, effective upon each such payment by Path 1, all dividends accrued on CC’s Series B Preferred Stock to an extent equal to the amount of such respective payment. Such payments, or any such payment, shall be paid in cash, or, if Path 1 so elects, in common stock. If Path 1 elects to pay in the form of common stock, the amount of common stock shall be calculated using the same method as is called for by the provisions set forth in the Certificate for calculating the number of shares of common stock to be included in a Series B Preferred Stock dividend paid in the form of common stock. In the event that any of the foregoing actions require board or stockholder approval, Path 1 shall, at its sole cost and expense, use its best efforts to obtain all such approvals as promptly as practicable.

3. Path 1 shall

(a) unless and until the Certificate is amended to reduce the Conversion Price of the Series B Preferred Stock to $2.6316 or lower, or until by operation of the Certificate as it stands the Conversion Price is reduced to $2.6316 or lower, treat (as to CC) the Conversion Price as being $2.6316 in the following manner: when and if CC converts any of its Series B Preferred Stock in accordance with the Certificate), then, if (i) the number of new shares of Path 1 Common Stock issued in such conversion is less than (ii) the number of new shares of Path 1 Common Stock which would have been issued to CC upon conversion of the same number of shares of Series B Preferred Stock if the Conversion Price in the Certificate were $2.6316, then Path 1 shall promptly also issue to CC that exact number of new shares of Path 1 Common Stock that equals the difference between (i) above and (ii) above (all subject to adjustments for any stock splits, reverse stock splits, stock dividends on or recapitalizations of the Series B Preferred Stock).

(b) promptly notify CC in writing of each issuance of Laurus Shares, specifying the quantity and the price-per-share, as further described in the following paragraph. If, at any time within 20 calendar days following receipt by CC of written notice (the “Notice”) from Path 1 that any Laurus Shares have been issued in such issuance at a price per share (the “Laurus Price”) that is, at the time of such issuance, below the Conversion Price then in effect with respect to CC’s Series B Preferred Stock (including any deemed Conversion Price under Section 3(a) above), CC converts its Series B Preferred Stock in one transaction or a series of related transactions (the official date of such conversion to be determined in accordance with the Certificate), then, to the extent that the quotient of (a) the product of (i) the number of shares of Path 1 Common Stock issued to CC upon such conversion (the “Purchaser Amount”) and (ii) the Conversion Price then in effect (including any deemed Conversion Price under Section 3(a) above), (such product, the “Purchaser Principal”), divided by (b) the product of (A) the number of Laurus Shares so issued, (B) the Laurus Price, and (C) CC’s Pro Rata Share, is less than or equal to 1.5, Path 1 shall promptly issue to CC that exact number of new shares of Path 1 Common Stock that equals the difference between (x) the quotient of (i) the Purchaser Principal divided by the (ii) the Laurus Price, and (y) the Purchaser Amount. CC’s “Pro Rata Share” is the quotient of CC’s number of shares as of the date hereof of Series B Preferred Stock divided by

792,306. To the extent both Section 3(a) and Section 3(b) are applicable to a conversion, Section 3(a) shall be applied first and then Section 3(b) shall be applied.

4. (a) CC agrees to forthwith dismiss the Lawsuit without prejudice, and furthermore agrees and covenants not to refile in any court the Lawsuit, nor to file any litigation which includes any Lawsuit Claims (as defined below), unless CC has first revoked prospectively this Settlement Agreement. CC shall be entitled to revoke prospectively this Settlement Agreement if and only if (i) Path 1 breaches any of its obligations under this Settlement Agreement before February 10, 2008, and (ii) CC gives notice to Path 1 before February 10, 2008 of its election to revoke prospectively this Settlement Agreement. The parties agree that, if CC so revokes prospectively this Settlement Agreement, if CC then refiles the Lawsuit or files any litigation involving Lawsuit Claims, then for the purposes of that litigation (as between CC and Path 1) the consent, waiver, and waiver and renunciation given by CC in Section 1(a), 1(b) and 1(c), respectively, of this Settlement Agreement shall be disregarded and treated as if they had not been given.

(b) Effective February 10, 2008, if but only if CC has not previously revoked prospectively this Settlement Agreement pursuant to Section 4(a), (i) CC agrees never under any circumstance to refile in any court the Lawsuit, nor file any litigation which includes any Lawsuit Claims (as defined below), and (ii) CC releases Path 1 and its officers, directors, employees, agents, attorneys, stockholders, lenders, affiliates, insurers, successors and assigns, from all causes of action, lawsuits, claims, demands, charges, liabilities or complaints of whatever kind, present or future, known or unknown, which arise out of or in any way relate to the conduct, omissions, events or transactions alleged in (or related to the conduct, omissions, events or transactions alleged in) the Lawsuit (the “Lawsuit Claims”). CC acknowledges that it may hereafter discover facts different from, or in addition to, those which it now knows or believes to be true with respect to all or any of the Lawsuit Claims. Nevertheless, CC agrees that the release set forth herein shall (as of such time and subject to such condition) be and remain effective in all respects, notwithstanding the discovery of such additional or different facts.

(c) Each party shall bear its own expenses in connection with the Lawsuit and in connection with this Settlement Agreement, except as set forth in the final sentence of this subsection. The Circuit Court of Cook County, Illinois shall retain jurisdiction for the purpose of adjudicating any dispute regarding, and enforcing the terms of, this Settlement Agreement. The parties agree that if either of them breaches the terms of this Settlement Agreement, the other party would be irreparably injured, and in the event of such breach the other party shall be entitled to temporary, preliminary and permanent injunctive relief, specific performance and other equitable remedies, in addition to any and all remedies at law for such breach (unless CC has revoked prospectively this Settlement Agreement pursuant to Section 4(a) above, in which case CC shall be entitled to no remedies for such breach other than the right to prospectively revoke). The parties agree that in the event of any litigation arising from, based upon or to interpret the provisions of this Settlement Agreement, the prevailing party shall be entitled to recover its litigation attorneys fees, costs and expenses, from the other party, in addition to any and all other relief to which it may be entitled.

(d) CC represents that it has not previously assigned, and covenants that it never will assign, any Lawsuit Claims to anybody.

5. This Settlement Agreement shall be governed by and construed in accordance with California law. This Agreement cannot be amended, terminated or waived except in a writing signed by both parties. Each party represents and warrants that no promise, inducement or agreement not expressed herein has been made to it in connection with this Settlement Agreement. This Settlement Agreement contains the entire agreement between the parties with respect to the subject matter of the Lawsuit and the Lawsuit Claims and supersedes any previous agreement between the parties to the extent, and only to the extent, that this Settlement Agreement conflicts with or modifies any such previous agreement. In every other respect, the parties’ previous agreements, including but not limited to, the Purchase Agreement and the Certificate, remain in full force and effect.

6. Each respective other holder of Series B Preferred Stock is, to the extent set forth in this Section 6, a direct and intended third-party beneficiary of this Settlement Agreement. Each respective other holder of Series B Preferred Stock is entitled, as a third-party beneficiary of this Settlement Agreement, to receive all the same benefits of CC under this Settlement Agreement (other than under Section 7), as if the references to CC in this Settlement Agreement were references to such holder, by sending a written notice to Path 1 that it wishes to receive the same benefits as CC (other than under Section 7) and be subject to the same burdens as CC as set forth in this Settlement Agreement, as if the references to CC in this Settlement Agreement were references to such holder. However, even if a holder does not do so, its rights can nonetheless be affected by waivers and consents given by CC herein in its capacity as a majority holder.

7. Path 1 and CC hereby establish the following special contractual rule applicable only to an amendment, modification or supplement to be made in or to a contract with or for the benefit of Laurus (or its assignees) relating to the Transactions: the Company agrees not to enter into any such amendment, modification or supplement with or for the benefit of Laurus (or its assignees) relating to the Transactions, without the prior written consent of CC (so long as CC continues to hold a majority in interest of the then-outstanding Series B Preferred Stock). CC agrees not to unreasonably withhold its prior written consent to any such amendment, modification or supplement with or for the benefit of Laurus (or its assignees) relating to the Transactions.

8. The parties disagree as to whether issuance of the Laurus Securities, and particularly the Laurus Note, in the Transactions required consent of a majority of Path 1’s outstanding Series B Preferred Stock pursuant to Section 10(iii) of the Certificate. The parties desire to compromise now as to such disagreement as to the Transactions, while each reserving their rights and respective interpretations under the Certificate should any similar situation ever recur. This Settlement Agreement will not for any purpose be deemed an admission by either party; provided, however, CC agrees that for the purpose of determining whether the Stock Payment Condition as defined in the Certificate (and in Path 1’s 7% Convertible Preferred Stock certificate of designations) has been met, the Transactions shall be deemed not to have resulted in a Fundamental Change (as defined therein).

9. This Settlement Agreement shall be binding upon, and inure to the benefit of, the parties hereto, their assigns, heirs, predecessors and successors.

10. This Settlement Agreement and all provisions hereof, including all representations and warranties contained herein, are contractual and not a mere recital and shall survive the termination of the agreement, and shall continue in full force and effect thereafter.

11. This Settlement Agreement may be executed in counterparts.

PATH 1 NETWORK TECHNOLOGIES INC.

By:	/s/ Tom Tullie
Tom Tullie
Chief Executive Officer

CASTLE CREEK TECHNOLOGY PARTNERS LLC

By:	Castle Creek Partners, LLC, Investment Manager

	By:	/s/ Dan Asher
Dan Asher
Investment Manager